EXHIBIT 99.1

For Immediate Release	Contact: John Castle, CEO Southern Michigan Bank & Trust, 517-279-5500 or Kurt Miller, President & CEO FNB Financial, 269-279-3500

Southern Michigan Bank & Trust and FNB Financial
to Unite Under One Charter, One Name

Coldwater and Three Rivers, Mich., February 5, 2009 - In a move expected to save money and improve operating efficiencies, Southern Michigan Bank & Trust and FNB Financial intend to unite under a single charter and a single name: Southern Michigan Bank & Trust.

The banks are wholly-owned subsidiaries of Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB). Southern acquired FNB Financial in December 2007, forming a two-bank holding company. Completion of the charter consolidation is subject to regulatory approval. The banks have filed a request with the Federal Deposit Insurance Corporation, or FDIC, to combine under a single charter. The banks expect to receive approval from the FDIC within 45 days and will then begin the transition process to a single charter and name.

Southern expects the charter consolidation will allow it to reduce expenses by more than $500,000 per year by eliminating duplicate services and improving operating efficiencies. All of the banks' 19 branches in Southern Michigan will remain open after completion of the charter consolidation. Southern does not expect the charter consolidation to result in any layoffs. "While some positions will be eliminated, others will be created as we rebalance our workforce needs," said John Castle, Chairman and CEO of Southern. "Southern and FNB are two excellent institutions with strong roots in their respective communities," continued Castle. "When we merged 14 months ago, our intent was to maintain the individual charters and names of both banks. Unfortunately, in today's economic climate, it simply became too expensive to continue to operate both banks separately."

"Customers, shareholders and the community should see no difference - other than the new name. All of our branches will continue to operate at their current locations, offering great products and the excellent service for which we are currently known. We still intend to support the business and philanthropic projects we have always supported in the community," Castle stated.

Founded in 1864, FNB Financial has been part of the financial landscape in Southwest Michigan for 145 years. It has branches in Three Rivers, Constantine, Mendon, Centerville and Cassopolis. Southern Michigan Bank & Trust also has a long tenure in the region. Founded in 1872, it is headquartered in Coldwater and has branches in Coldwater, Athens, Battle Creek, Camden, Hillsdale, North Adams, Marshall, Tekonsha and Union City.

"This has not been an easy decision, and our management team thought long and hard before deciding to make this change," Castle said. "While we understand and appreciate the strength of the FNB franchise, the cost savings and efficiencies we will achieve were too substantive to bypass.

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We anticipate that the remainder of 2009 will continue to be challenging for us and for all financial institutions. We believe that this decision, which brings with it tremendous cost savings, is the right choice for our shareholders, customers, employees and the community."

About Southern Michigan Bancorp
Southern Michigan Bancorp is a two-bank holding company. Its subsidiary banks are Southern Michigan Bank & Trust and FNB Financial. It operates 19 offices throughout Southern Michigan providing a broad range of consumer, business and wealth management services throughout the region. For more information, visit the SMB&T website, www.smb-t.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Southern Michigan Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as that an event or trend "will" occur or "continue" or that Southern Michigan Bancorp, Inc. or its management "expects", "believes", "intends" or "anticipates" that a particular result or event will or "should" occur, or other words or phrases such as "subject to" or "still", and variations of such words and similar expressions. There can be no assurance that regulatory approval of the charter consolidation will be obtained. Southern's ability to reduce expenses, eliminate duplicate services, and improve operating efficiencies after completion of the charter consolidation is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and Southern Michigan Bancorp, Inc., specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of Southern Michigan Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007.